                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)

                    Under the Securities Exchange Act of 1934

                        Neutral Posture Ergonomics, Inc..
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                   64125E 10 5
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  Gregory S. Samuel, Esq.         (CUSIP Number)       Larry Schoenbrun, Esq.
  Haynes and Boone, LLP                              Gardere Wynne Sewell LLP,
901 Main Street, Suite 3100                         1601 Elm Street, Suite 3000
   Dallas, Texas 75202                                 Dallas, Texas 75201
    (214) 651-5645                                        (214) 999-3000
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      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                 April 27, 2001
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                          (Date of Event which Requires
                            Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), (f) or (g), check the following box 9.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

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CUSIP No.  64125E 10 5                                          Page  2  of  11
----------------------                                               ---    ----

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rebecca E. Boenigk
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                         (b) [X]
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  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS

           N/A
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  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]

           N/A
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  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  7   SOLE VOTING POWER

                            0
 NUMBER OF        --------------------------------------------------------------
  SHARES          8   SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                   0
   EACH           --------------------------------------------------------------
 REPORTING        9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                     0
                  --------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   0
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                                                            [ ]

                   N/A
--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0
--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON

                   IN
--------------------------------------------------------------------------------

----------------------
CUSIP No.  64125E 10 5                                          Page  3  of  11
----------------------                                               ---    ----

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jaye E. Congleton
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                         (b) [X]
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  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS

           N/A
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  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]

           N/A
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  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  7   SOLE VOTING POWER

                            0

 NUMBER OF        --------------------------------------------------------------
  SHARES          8   SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                   0
   EACH           --------------------------------------------------------------
 REPORTING        9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                     0
                  --------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   0
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                                                            [ ]

                   N/A
--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0
--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON

                   IN
--------------------------------------------------------------------------------

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CUSIP No.  64125E 10 5                                          Page  4  of  11
----------------------                                               ---    ----

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Catherine Coker
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                         (b) [X]
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  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS

           N/A
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]

           N/A
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  7   SOLE VOTING POWER

                            0

 NUMBER OF        --------------------------------------------------------------
  SHARES          8   SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                   0
   EACH           --------------------------------------------------------------
 REPORTING        9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                     0
                  --------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   0
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                                                            [ ]

                   N/A
--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0
--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON

                   IN
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
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CUSIP No.  64125E 10 5                                            Page 5 of 11
----------------------                                                 --   --


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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Michele Zincke
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]

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  3   SEC USE ONLY

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  4   SOURCE OF FUNDS

           N/A
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  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                       [ ]

           N/A
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  7   SOLE VOTING POWER

                            0
 NUMBER OF        --------------------------------------------------------------
  SHARES          8   SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                   0
   EACH           --------------------------------------------------------------
 REPORTING        9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                     0
                  -------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------

 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                        [ ]

           N/A
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

----------------------
CUSIP No.  64125E 10 5                                            Page 6 of 11
----------------------                                                 --   --

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David W. Ebner
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS

           N/A
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  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                       [ ]

           N/A
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  7   SOLE VOTING POWER

                            0
 NUMBER OF        --------------------------------------------------------------
  SHARES          8   SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                   0
   EACH           --------------------------------------------------------------
 REPORTING        9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                     0
                  -------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------

 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                        [ ]

           N/A
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

----------------------
CUSIP No.  64125E 10 5                                            Page 7 of 11
----------------------                                                 --   --

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gregory A. Katt
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS

           N/A
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  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                       [ ]

           N/A
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  7   SOLE VOTING POWER

                            0
 NUMBER OF        --------------------------------------------------------------
  SHARES          8   SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                   0
   EACH           --------------------------------------------------------------
 REPORTING        9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                     0
                  -------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------

 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                        [ ]

           N/A
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

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CUSIP No.  64125E 10 5                                            Page 8 of 11
----------------------                                                 --   --

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Mark E. Benden
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]

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  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS

           N/A
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  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                       [ ]

           N/A
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  7   SOLE VOTING POWER

                            0
 NUMBER OF        --------------------------------------------------------------
  SHARES          8   SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                   0
   EACH           --------------------------------------------------------------
 REPORTING        9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                     0
                  -------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------

 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                        [ ]

           N/A
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

----------------------
CUSIP No.  64125E 10 5                                            Page 9 of 11
----------------------                                                 --   --

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Thomas G. Peterson
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS

           N/A
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                       [ ]

           N/A
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  7   SOLE VOTING POWER

                            0
 NUMBER OF        --------------------------------------------------------------
  SHARES          8   SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                   0
   EACH           --------------------------------------------------------------
 REPORTING        9   SOLE DISPOSITIVE POWER
  PERSON
   WITH                     0
                  -------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------

 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                        [ ]

           N/A
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

----------------------
CUSIP No.  64125E 10 5                                            Page 10 of 11
----------------------                                                 --    --


         This Amendment No. 2 to Schedule 13D (this "Amendment No. 2") amends and supplements the Schedule 13D (as previously amended) filed by Rebecca E. Boenigk ("Boenigk"), Jaye E. Congleton ("Congleton"), Catherine Coker ("Coker"), Michele Zincke ("Zincke"), David P. Ebner ("Ebner"), Gregory A. Katt ("Katt"), Mark E. Benden ("Benden") and Thomas G. Peterson ("Peterson"), by furnishing the information set forth below. Boenigk, Congleton, Coker, Zincke, Ebner, Katt, Benden and Peterson are collectively defined in this Amendment No. 2 as the "Filing Persons." Unless set forth below, all previous Items are unchanged. Capitalized terms used herein which are not defined herein have the meanings given to them in the Schedule 13D previously filed with the Securities and Exchange Commission.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended in its entirety as follows:

         Not applicable.

ITEM 4.  PURPOSE OF TRANSACTION

         Item 4 is hereby amended by the addition of the following:

         At a Special Meeting of Shareholders held on April 27, 2001, the shareholders of the Company voted to adopt the merger agreement implementing the New Merger Plan. The merger agreement was adopted by holders of at least two-thirds of the Company's outstanding shares of common stock entitled to vote at the Special Meeting, as required by law and by the Company's articles of incorporation and bylaws. The transactions with respect to the merger described in this Schedule were consummated on April 27, 2001. The Company filed Articles of Merger with the Secretary of State of the State of Texas on April 27, 2001, and, as a result, the Merger became effective as of such date (the "Effective Time"). The separate existence of the Company ceased as of the Effective Time. Each share of common stock of the Company that was issued and outstanding immediately prior to the Effective Time (other than shares held by the Filing Persons and shareholders exercising dissenters' rights) was converted into the right to receive $2.27, in accordance with the Merger Agreement. Each share of common stock of the Company that was held by a Filing Person was exchanged for one share of common stock of Mergerco. The Company filed a final amendment to its Statement on Schedule 13E-3 and a Form 15 on April 30, 2001.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended in its entirety as follows:

         The Filing Persons, individually and in the aggregate, own zero (0) Shares and 0% of outstanding Shares of the Company. Since the most recent filing on Schedule 13D, there have been no transactions in the Shares by any of the Filing Persons, other than as set forth in Item 4 above.

----------------------
CUSIP No.  64125E 10 5                                            Page 11 of 11
----------------------                                                 --   --


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 is true, complete and correct.

Date: May 30, 2001

                                             /s/ REBECCA E. BOENIGK
                                             -----------------------------------
                                             Rebecca E. Boenigk


                                             /s/ JAYE E. CONGLETON
                                             -----------------------------------
                                             Jaye E. Congleton


                                             /s/ CATHERINE COKER
                                             -----------------------------------
                                             Catherine Coker


                                             /s/ MICHELE ZINCKE
                                             -----------------------------------
                                             Michele Zincke


                                             /s/ DAVID W. EBNER
                                             -----------------------------------
                                             David W. Ebner


                                             /s/ GREGORY A. KATT
                                             -----------------------------------
                                             Gregory A. Katt


                                             /s/ MARK E. BENDEN
                                             -----------------------------------
                                             Mark E. Benden


                                             /s/ THOMAS G. PETERSON
                                             -----------------------------------
                                             Thomas G. Peterson


* By:    /s/ REBECCA E. BOENIGK
         ------------------------------
         Rebecca E. Boenigk
         Attorney-in-Fact